Hanger Reports Final 2021 Financial Results
No Changes In Results Since February 7th Pre-announcement

AUSTIN, Texas, February 28, 2022 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic ("O&P") patient care services and solutions, today announced its final financial results for the fourth quarter and year ended December 31, 2021.
Financial Highlights

•Net revenues were $312.4 million for the three months ended December 31, 2021, compared to $277.3 million for the same period in 2020, reflecting growth of 12.6 percent.
•Net income was $14.0 million for the three months ended December 31, 2021, compared to $16.1 million for the same period in 2020. Income from operations was $24.9 million for the quarter compared to $29.1 million for the same period in 2020, a decline of 14.6 percent.
•Adjusted EBITDA was $37.2 million in the fourth quarter of 2021, compared to $35.5 million for the same period in 2020, reflecting an increase of $1.7 million, or 4.9 percent.
•GAAP diluted earnings per share was $0.36 per share for the fourth quarter of 2021, compared to $0.41 per share for the same period in 2020. Adjusted diluted earnings per share was $0.40 for the three months ended December 31, 2021, compared to $0.36 for the same period in 2020, an increase of 11.1 percent.
•Results were consistent with those included in the Company's February 7, 2022 release of preliminary financial results for the year-ended December 31, 2021.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "While COVID-19 presented a challenge throughout 2021, I am pleased that we nevertheless achieved strong revenue and Adjusted EBITDA growth during the year. This growth, coupled with our expansion of the Company through key acquisitions of independent O&P clinics during 2021, have positioned us well for the coming year."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this earnings release.

Segment Results for Three Months Ended December 31, 2021
Patient Care Segment
For the three months ended December 31, 2021, Patient Care net revenues were $266.5 million, an increase of $33.6 million, or 14.4 percent, compared to the same period in 2020. For the three month period, acquisitions of O&P clinics that were consummated in 2020 and 2021 contributed $16.4 million of incremental revenue.

Net same clinic revenue on a day-adjusted basis grew 5.8 percent during the fourth quarter of 2021 compared to the same quarter in the prior year period. Patient Care results benefited from the continued improvement in patient volumes from the decreased levels of demand experienced due to the COVID pandemic during 2020. The Patient Care net revenue on a same-clinic basis achieved 95.0 percent of the level experienced in the fourth quarter of 2019 due to the effects of the Omicron variant of COVID-19 on clinic operations and patient volumes late in the quarter.
Excluding the effect of acquisitions, net revenues from prosthetics grew 7.1 percent and net revenues from orthotics grew 4.3 percent, each compared to the fourth quarter of 2020. Prosthetics comprised 56.8 percent of Patient Care segment net revenues for the quarter compared to 56.0 percent in the same period of 2020.

Income from operations in the Patient Care segment was $44.0 million during the fourth quarter of 2021, a decrease of $0.8 million compared to the $44.8 million reported in the prior year. Adjusted EBITDA for the segment was $50.8 million, which reflected a $5.5 million increase compared to the fourth quarter of 2020.

Products & Services Segment
For the three months ended December 31, 2021, Products & Services net revenues totaled $45.9 million, reflecting growth of 3.2 percent compared with the same period in 2020. Revenue from the distribution of O&P componentry totaled $35.0 million, reflecting growth of $1.9 million, or 5.8 percent. Therapeutic solutions revenue in the fourth quarter totaled $10.8 million, a decline of $0.5 million, or 4.4 percent.
Income from operations for the Products & Services segment was $4.5 million in the fourth quarter of 2021 compared to $4.8 million in the same period of 2020, a decrease of 4.7 percent. Adjusted EBITDA for the segment totaled $6.8 million for the fourth quarter of 2021, a $0.7 million decline compared with the same period of 2020. Adjusted EBITDA margin in the segment totaled 14.9 percent compared to 17.0 percent during the fourth quarter of 2020.

Corporate & Other
Expenses associated with corporate and other activities increased by $3.2 million to $23.6 million for the quarter ended December 31, 2021 compared to the same period in 2020. Excluding the effect of depreciation and amortization, and acquisition-related expense, the net cost of corporate and other activities increased by $3.0 million to $20.4 million in the fourth quarter of 2021. This increase related primarily to the resumption of the implementation of a new financial and supply chain system during 2021 as well as other increases in technology and personnel costs.

Net Income; Interest Expense
Interest expense totaled $7.1 million for the three month period ended December 31, 2021, a decrease of $0.5 million from the prior year period.

For the three month period ended December 31, 2021, net income was $14.0 million compared with $16.1 million for the same period in 2020. GAAP diluted income per share was $0.36 compared to $0.41 per share in 2020. Adjusted diluted income per share was $0.40 for the three months ended December 31, 2021, compared to $0.36 per share for the same period in 2020.

Financial Highlights for the Year Ended December 31, 2021

•Net revenues were $1,120.5 million for the year ended December 31, 2021, compared to $1,001.2 million in 2020, reflecting an increase of 11.9 percent. Acquisitions of O&P clinics consummated in 2020 and 2021 contributed $41.1 million of incremental revenue.
•Patient Care net revenues totaled $943.3 million, reflecting growth of $111.7 million, or 13.4 percent for the year, while same clinic day-adjusted net revenues per day grew 9.1 percent. Patient Care segment net revenues on a day-adjusted same-clinic basis totaled approximately 97 percent of the level reported for the equivalent period in 2019.
•Net revenues from prosthetics, excluding acquisitions, grew 6.1 percent on a day-adjusted basis, while orthotics revenues grew 13.0 percent, also on a net day-adjusted basis and excluding acquisitions. For the year, prosthetics constituted 54.8 percent of Patient Care segment net revenues.
•Products & Services segment net revenues totaled $177.2 million, an increase of $7.6 million, or 4.5 percent growth, driven by an increase of $9.6 million in revenue from distribution services and a $2.0 million decline in revenue from therapeutic solutions.
•GAAP net income was $42.0 million compared to $38.2 million in 2020. Hanger's GAAP results for the year ended 2020 included a benefit of $24.0 million to other operating costs related to the Company's receipt of CARES Act healthcare provider grants as compared to $1.1 million in the 2021 period. These grants were received under the Public Health and Social Services Emergency Fund, also referred to as The Provider Relief Fund, established by the CARES Act and are excluded from Adjusted EBITDA.
•Adjusted EBITDA totaled $118.9 million, an increase of $13.8 million as compared to the $105.1 million reported in 2020. The increase in Adjusted EBITDA for the year resulted primarily from improvement in net revenues partially offset by the restoration of temporary cost reductions taken during the second and third quarters of 2020.
•GAAP diluted earnings per share was $1.07, compared to $0.99 per share in 2020. Adjusted diluted earnings per share was $0.97 for the year ended 2021, compared to $0.63 for the same period in 2020.

Net Cash Provided by Operating Activities; Liquidity
Cash flows provided by operating activities for the three month period ending December 31, 2021 were $35.6 million compared to cash flows provided by operating activities of $30.3 million in the fourth quarter of 2020. The Company's days sales outstanding were 43 days as of December 31, 2021, which reflected a one day increase as compared to the same period in 2020.

On November 23, 2021, the Company amended its existing credit agreement to, among other things, increase the aggregate amount of the revolving loan commitment by $35 million to an aggregate of $135 million, extend the scheduled maturity date of the revolving loan facility to November 23, 2026, and decrease the applicable margin on LIBOR and base rate revolving loan borrowings by 0.75 percent per annum.

On December 31, 2021, the Company had liquidity of $191.0 million, comprised of $61.7 million in cash and cash equivalents, and $129.3 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $170.5 million on September 30, 2021.

2022 Outlook
The Company's current outlook for 2022 remains unchanged since the time of its release of preliminary financial information regarding the fourth quarter and full year 2021 on February 7, 2022.

As previously disclosed, the Company anticipates 2022 net revenue will be in a range between $1.190 billion and $1.220 billion, and Adjusted EBITDA in a range between $127 million and $132 million. This reflects growth of approximately 7 percent in revenue and 9 percent in Adjusted EBITDA over 2021 using the mid-point of the guidance ranges. The Company’s revenue growth includes an estimate of approximately 5 percent in same clinic revenue growth on a day-adjusted basis related to its Patient Care segment.

The Company’s outlook for 2022 includes approximately $35 million in revenue relating to the full year effect of acquisitions consummated in 2021.

Adjusted EBITDA in this outlook is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Fourth Quarter and Full Year 2021 Conference and Webcast Details
Hanger’s management team will host a conference call tomorrow, Tuesday, March 1, 2022 at 8:30 a.m. Eastern time to discuss the Company’s fourth quarter and full year 2021 financial results and business outlook for 2022.
To participate in the Company’s live conference call, please dial (844) 200-6205 or +1 (929) 526-1599 for international participants and reference access code 124631. A live webcast, replay of the call, and earnings release will be available on the Company’s Investor Relations website at https://investor.hanger.com/financial-reporting/quarterly-results. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.

Additional Notes
A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.
Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.
About Hanger, Inc. – Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with approximately 875 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America's Best Employers for 2022, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential. For more information on Hanger, visit investor.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; labor shortages and increased turnover in our employee base; contractual, inflationary and other general cost increases, including with regard to costs of labor, raw materials and freight; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form

10-Q for the three months ended March 31, 2021, June 30, 2021 and September 30, 2021, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contact:
Kevin Ellich
(443) 450-4186
HangerIR@westwicke.com
###

Table 1
Hanger, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Net revenues	$312,372	$277,340	$1,120,488	$1,001,150
Material costs	97,340	86,735	354,342	315,410
Personnel costs	111,197	98,457	397,574	351,191
Other operating costs (a)	36,473	25,803	135,630	100,010
General and administrative expenses	34,119	28,867	127,752	127,785
Depreciation and amortization	8,355	8,334	32,519	34,847
Income from operations	24,888	29,144	72,671	71,907
Interest expense, net	7,059	7,527	28,864	32,445
Non-service defined benefit plan expense	166	158	667	632
Income before income taxes	17,663	21,459	43,140	38,830
Provision for income taxes	3,627	5,388	1,158	638
Net income	$14,036	$16,071	$41,982	$38,192

Basic and Diluted Per Common Share Data:
Basic earnings per share	$0.36	$0.42	$1.09	$1.01
Weighted average shares used to compute basic earnings per common share	38,744,681	38,157,402	38,599,300	37,948,796
Diluted earnings per share	$0.36	$0.41	$1.07	$0.99
Weighted average shares used to compute diluted earnings per common share	39,141,708	38,911,299	39,225,616	38,598,330

(a) For the years ended December 31, 2021 and 2020, Hanger recognized approximately $1.1 million and $24.0 million respectively of income within other operating costs related to grant proceeds received under the CARES Act.

Table 2
Hanger, Inc.
Consolidated Balance Sheets
(in thousands)

	As of December 31,	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$61,692	$144,602
Accounts receivable, net	152,058	128,596
Inventories	87,462	76,429
Income taxes receivable	581	12,888
Other current assets	16,536	12,357
Total current assets	318,329	374,872

Non-current assets:
Property, plant, and equipment, net	82,434	84,873
Goodwill	363,554	277,223
Other intangible assets, net	25,892	18,431
Deferred income taxes	45,494	54,877
Operating lease right-of-use assets	144,491	124,741
Other assets	17,945	15,734
Total assets	$998,139	$950,751

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$14,938	$10,085
Accounts payable	63,565	65,091
Accrued expenses and other current liabilities	60,399	62,861
Accrued compensation related costs	54,465	72,541
Current portion of operating lease liabilities	33,438	35,002
Total current liabilities	226,805	245,580

Long-term liabilities:
Long-term debt, less current portion	502,307	493,012
Operating lease liabilities	124,016	104,589
Other liabilities	34,840	56,593
Total liabilities	887,968	899,774

Shareholders’ equity:
Common stock	389	383
Additional paid-in capital	373,644	365,503
Accumulated other comprehensive loss	(11,150)	(20,215)
Accumulated deficit	(252,016)	(293,998)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	110,171	50,977
Total liabilities and shareholders’ equity	$998,139	$950,751

Table 3
Hanger, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2021	2020
Cash flows provided by operating activities:
Net income	$41,982	$38,192
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	32,519	34,847
(Benefit) provision for doubtful accounts	(54)	295
Share-based compensation expense	12,297	18,448
Deferred income taxes	5,613	17,432
Amortization of debt discounts and issuance costs	1,932	2,085
Gain on sale and disposal of fixed assets	(1,340)	(3,134)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(17,315)	34,378
Inventories	(6,350)	(6,258)
Other current assets and other assets	(5,736)	(628)
Income taxes receivable	12,307	(13,757)
Accounts payable	(1,909)	14,674
Accrued expenses and other current liabilities	(6,351)	217
Accrued compensation related costs	(18,420)	11,349
Other liabilities	(11,079)	4,778
Operating lease liabilities, net of amortization of right-of-use assets	(1,886)	2,649
Net cash provided by operating activities	36,210	155,567
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(80,078)	(21,801)
Purchase of property, plant, and equipment	(22,579)	(24,500)
Purchase of therapeutic program equipment leased to third parties under operating leases	(2,280)	(3,592)
Proceeds from sale of property, plant and equipment	2,451	3,890
Other investing activities, net	—	135
Net cash used in investing activities	(102,486)	(45,868)
Cash flows used in financing activities:
Borrowings under revolving credit agreement	—	79,000
Repayments under revolving credit agreement	—	(79,000)
Repayment of term loan	(5,050)	(5,050)
Payment of employee taxes on stock-based compensation	(4,674)	(7,356)
Payment of Seller Notes and additional consideration	(4,434)	(25,415)
Payments under vendor financing arrangements	(1,375)	(825)
Payment of financing lease obligations	(1,052)	(748)
Payment of debt issuance costs	(573)	(214)
Proceeds from exercise of options	524	92
Net cash used in financing activities	(16,634)	(39,516)
(Decrease) increase in cash and cash equivalents	(82,910)	70,183
Cash and cash equivalents at beginning of period	144,602	74,419
Cash and cash equivalents at end of period	$61,692	$144,602

Table 4
Hanger, Inc.
Segment Information: Revenue, EBITDA and Adjusted EBITDA
(in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020

Net Revenue (a)
Patient Care	$266,503	$232,897	$943,328	$831,603
Products & Services	45,869	44,443	177,160	169,547
Net revenue	$312,372	$277,340	$1,120,488	$1,001,150

EBITDA (b)
Patient Care	$49,117	$49,606	$163,599	$166,089
Products & Services	6,531	7,056	25,075	27,898
Corporate & Other	(22,405)	(19,184)	(83,484)	(87,233)
EBITDA (Non-GAAP)	$33,243	$37,478	$105,190	$106,754

Adjusted EBITDA (b)
Patient Care	$50,781	$45,314	$167,779	$146,042
Products & Services	6,833	7,539	26,183	29,323
Corporate & Other	(20,395)	(17,381)	(75,027)	(70,241)
Adjusted EBITDA (Non-GAAP)	$37,219	$35,472	$118,935	$105,124

(a) Excludes intersegment revenue.
(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5
Hanger, Inc.
Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings Per Share
(in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020

Net income - as reported (GAAP)	$14,036	$16,071	$41,982	$38,192

Adjustments:
Modification of equity awards (a)	—	—	—	5,869
Amortization expense	1,655	1,620	5,611	6,691
Third-party professional fees	—	—	—	1,639
Acquisition-related expenses	304	83	946	488
Hanger supply chain implementation costs	33	195	396	1,001
Severance expenses	484	209	511	3,224
Proceeds from grants under the CARES Act	(479)	(3,450)	(1,149)	(24,026)
Gain on sale of property	—	(1,925)	—	(1,925)
Loss on cancellation of education event	744	—	744	—
Adjustments prior to tax effect	$2,741	$(3,268)	$7,059	$(7,039)

Tax effect of specified adjustments (b)	(1,270)	1,022	(10,890)	(6,992)
Adjustments after taxes	1,471	(2,246)	(3,831)	(14,031)

Adjusted net income (Non-GAAP)	$15,507	$13,825	$38,151	$24,161

Basic earnings per share - as reported (GAAP)	$0.36	$0.42	$1.09	$1.01
Effect of above listed specified adjustments	0.04	(0.06)	(0.10)	(0.37)
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.40	$0.36	$0.99	$0.64

Diluted earnings per share - as reported (GAAP)	$0.36	$0.41	$1.07	$0.99
Effect of above listed specified adjustments	0.04	(0.05)	(0.10)	(0.36)
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.40	$0.36	$0.97	$0.63

Shares used to compute basic earnings per share	38,744,681	38,157,402	38,599,300	37,948,796
Shares used to compute diluted earnings per share	39,141,708	38,911,299	39,225,616	38,598,330

(a) Modification of equity awards reflect a non-recurring charge in the second quarter of 2020 for incremental equity-based compensation expense under ASC 718, Stock Compensation, related to the modification of certain equity awards granted in 2017.
(b) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2021 and 2020 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6
Hanger, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020

Net income - as reported (GAAP)	$14,036	$16,071	$41,982	$38,192

Adjustments to calculate EBITDA:
Depreciation and amortization	8,355	8,334	32,519	34,847
Interest expense, net	7,059	7,527	28,864	32,445
Non-service defined benefit plan expense	166	158	667	632
Provision for income taxes	3,627	5,388	1,158	638
Adjustments - net income to EBITDA	19,207	21,407	63,208	68,562
EBITDA (Non-GAAP)	33,243	37,478	105,190	106,754

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	—	—	1,639
Equity-based compensation (a)	2,890	2,882	12,297	17,969
Acquisition-related expenses	304	83	946	488
Hanger supply chain implementation costs	33	195	396	1,001
Severance expenses	484	209	511	3,224
Proceeds from grants under the CARES Act	(479)	(3,450)	(1,149)	(24,026)
Gain on sale of property	—	(1,925)	—	(1,925)
Loss on cancellation of education event	744	—	744	—
Further adjustments - EBITDA to Adjusted EBITDA	3,976	(2,006)	13,745	(1,630)
Adjusted EBITDA (Non-GAAP)	$37,219	$35,472	$118,935	$105,124
(a) Equity-based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 7
Hanger, Inc.
Segment Reconciliation of Income (Loss) From Operations to EBITDA and Adjusted EBITDA
(in thousands)
EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.
We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.
Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Patient Care
Income from operations - as reported (GAAP)	$43,967	$44,803	$143,977	$147,197
Depreciation & amortization	5,150	4,803	19,622	18,892
EBITDA (Non-GAAP)	49,117	49,606	163,599	166,089
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	925	874	3,721	4,055
Hanger supply chain implementation costs	43	167	406	767
Severance expenses	431	42	458	1,082
Proceeds from grants under the CARES Act	(479)	(3,450)	(1,149)	(24,026)
Gain on sale of property	—	(1,925)	—	(1,925)
Loss on cancellation of education event	744	—	744	—
Further adjustments - EBITDA to Adjusted EBITDA	1,664	(4,292)	4,180	(20,047)
Adjusted EBITDA (Non-GAAP)	50,781	45,314	167,779	146,042

Products & Services
Income from operations - as reported (GAAP)	4,543	4,766	17,215	17,725
Depreciation & amortization	1,988	2,290	7,860	10,173
EBITDA (Non-GAAP)	6,531	7,056	25,075	27,898
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	259	246	1,065	936
Hanger supply chain implementation costs	(10)	28	(10)	234
Severance expenses	53	209	53	255
Further adjustments - EBITDA to Adjusted EBITDA	302	483	1,108	1,425
Adjusted EBITDA (Non-GAAP)	6,833	7,539	26,183	29,323

Corporate & Other
Loss from operations - as reported (GAAP)	(23,622)	(20,425)	(88,521)	(93,015)
Depreciation & amortization	1,217	1,241	5,037	5,782
EBITDA (Non-GAAP)	(22,405)	(19,184)	(83,484)	(87,233)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	—	—	1,639
Equity-based compensation (a)	1,706	1,762	7,511	12,978
Acquisition related expenses	304	83	946	488
Severance expenses	—	(42)	—	1,887
Further adjustments - EBITDA to Adjusted EBITDA	2,010	1,803	8,457	16,992
Adjusted EBITDA (Non-GAAP)	(20,395)	(17,381)	(75,027)	(70,241)
Total Adjusted EBITDA (Non-GAAP)	$37,219	$35,472	$118,935	$105,124
(a) Equity-based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 8
Hanger, Inc.
Indebtedness
(in thousands)

	As of December 31,	As of December 31,
	2021	2020
Debt:
Term Loan B	$486,063	$491,113
Seller Notes	29,812	11,510
Deferred payment obligation	4,000	4,000
Finance lease liabilities and other	3,344	3,869
Total debt before unamortized discount and debt issuance costs	523,219	510,492
Unamortized discount and debt issuance costs, net	(5,974)	(7,395)
Total debt	$517,245	$503,097

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller Notes	8,969	4,060
Finance lease liabilities and other	919	975
Total current portion of long-term debt	14,938	10,085
Long-term debt	$502,307	$493,012

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$523,219	$510,492
Cash and cash equivalents	(61,692)	(144,602)
Net indebtedness	$461,527	$365,890

Table 9
Hanger, Inc.
Key Operating Metrics

	As of and For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020

Same clinic revenue:
Growth (decline) rate on net revenue	7.6%	(10.6)%	8.7%	(10.7)%
Growth (decline) rate day adjusted (a)	5.8%	(10.6)%	9.1%	(11.0)%

Clinical locations:
Patient care clinics	760	704
Satellite clinics	115	112
Total clinical locations	875	816

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.